EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
O’Charley’s Inc.

We consent to incorporation by reference in the registration statements (No. 33-39872, No. 33-51316, No. 33-51258, No. 33-83172, No. 33-69934, No. 333-63495, and No. 333-59484 on Form S-8 and No. 333-103287 on Form S-3) of O’Charley’s Inc. of our report dated February 5, 2003, except as to note 18, which is as of January 30, 2004, relating to the consolidated balance sheets of O’Charley’s Inc. and subsidiaries as of December 29, 2002 and December 30, 2001, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 29, 2002, which report appears in Form 8-K of O’Charley’s Inc. Our report refers to a change in method of accounting for goodwill and other intangible assets in 2002.

/s/ KPMG LLP

Nashville, Tennessee
January 30, 2004